Exhibit 99.1

NeuBase Therapeutics Announces Appointment of Curt Bradshaw, Ph.D. as Chief Scientific Officer

PITTSBURGH, PA – December 2, 2020 – NeuBase Therapeutics, Inc. (Nasdaq: NBSE) ("NeuBase" or the "Company"), a biotechnology company accelerating the genetic revolution using a new class of synthetic medicines, today announced the appointment of Curt Bradshaw, Ph.D., as its new Chief Scientific Officer. Dr. Bradshaw is a proven drug developer in the field of precision genetic medicines, coming to NeuBase from his most recent role as Chief Scientific Officer at Arrowhead Pharmaceuticals. In his new role, Dr. Bradshaw will be responsible for leading and expanding NeuBase’s PATrOL-enabled anti-gene pipeline and will serve as a key member of its executive management team.

“We are thrilled that Dr. Bradshaw is joining NeuBase as our chief scientific officer as we continue to build a leading nucleic acid therapeutics company. His decades of experience in successfully delivering genetic medicines into the clinic, with specific expertise in RNA therapeutics, make him an ideal fit and perfect complement to our team of experts," said Dietrich A. Stephan, Ph.D., chief executive officer of NeuBase. “As a highly accomplished and proven leader, we are confident Dr. Bradshaw will bring a breadth of knowledge to NeuBase in this next phase of growth as we continue to advance our PATrOL-enabled therapies in rare and common disease areas that we can uniquely and best address.”

Dr. Bradshaw added, “NeuBase has developed an elegant first-in-class platform that enables the creation of an entirely new class of genetic medicines termed anti-genes, and I’m honored to be joining a company that has such potential to create an immense impact on patients across the globe in need of therapeutic options. I look forward to working with the team to advance our programs through clinical development as well as leading its pipeline expansion in and beyond rare diseases.”

Prior to joining NeuBase, Dr. Bradshaw served as Chief Scientific Officer of Arrowhead Pharmaceuticals, Inc. (Nasdaq: ARWR), a biotechnology company focused on treating intractable diseases by using RNA interference to silence genes that cause such diseases, from November 2019 to November 2020. From November 2018 to November 2019, Dr. Bradshaw was President, Chief Scientific Officer and a member of the board of directors of Tollnine, a company he co-founded to develop novel antibody conjugates for immuno-oncology. From 2012 to 2018, he was Chief Scientific Officer and a member of the board of directors of Solstice Biologics, where he managed and oversaw all company operations and research exploring novel siRNA technologies for the development of human therapeutics. Before Solstice, Dr. Bradshaw was Vice President of Research and Development and Chief Scientific Officer at Traversa Therapeutics where he had primary R&D oversight and was a key strategic contributor to internal technology development, business strategy, and oversaw research alliances with multiple major pharmaceutical collaborators. Prior to Traversa, he spent seven years at CovX Research, a cornerstone of the Pfizer, Inc. Bioinnovation and Biotherapeutics Center, where he was a member of the research, development and corporate teams providing strategic and tactical support for research and development programs, co-developing the research pipeline and feeding the clinical portfolio. He also oversaw chemistry efforts ranging from basic research through active pharmaceutical ingredient manufacturing. Prior to CovX, he spent four years at Ligand Pharmaceuticals and was responsible for the chemical development of clinical-phase active pharmaceutical ingredients. Dr. Bradshaw started his career at Abbott Laboratories, where he spent six years as a Research Chemist, Senior Research Chemist and Project Leader. He received a Ph.D. in Organic Chemistry from Texas A&M University.

About NeuBase Therapeutics, Inc.

NeuBase is accelerating the genetic revolution using a new class of synthetic medicines. NeuBase's designer PATrOL™ therapies are centered around its proprietary drug scaffold to address genetic diseases at the source by combining the highly targeted approach of traditional genetic therapies with the broad organ distribution capabilities of small molecules. With an initial focus on silencing disease-causing mutations in debilitating neurological, neuromuscular and oncologic disorders, NeuBase is committed to redefining medicine for the millions of patients with both common and rare conditions. To learn more, visit www.neubasetherapeutics.com.

Use of Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are distinguished by use of words such as "will," "would," "anticipate," "expect," "believe," "designed," "plan," or "intend," the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including those risk factors contained in our filings with the U.S. Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. The Company may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on the Company's current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of the Company could differ materially from those described in or implied by the statements in this press release, including: the Company's plans to develop and commercialize its product candidates; the timing of initiation of the Company's planned clinical trials; the timing of the availability of data from the Company's clinical trials; the timing of any planned investigational new drug application or new drug application; the Company's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of the Company's product candidates; the Company's commercialization, marketing and manufacturing capabilities and strategy; global health conditions, including the impact of COVID-19; the Company's ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all, as well as those risk factors contained in our filings with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

NeuBase Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com
OP: (617) 535-7746

NeuBase Media Contact:
Cait Williamson, Ph.D.
LifeSci Communications
cait@lifescicomms.com
OP: (646) 751-4366